                                 Exhibit 99.1

November 5, 2009

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES NINE MONTH 2009 RESULTS

Leucadia National Corporation (LUK – NYSE) today announced its operating results for the nine month period ended September 30, 2009. Net income attributable to Leucadia National Corporation common shareholders for the nine month periods ended September 30, 2009 and 2008 was $641,215,000 ($2.61 per diluted common share) and $180,416,000 ($.76 per diluted common share), respectively.  Net income attributable to Leucadia National Corporation common shareholders for 2009 included income from discontinued operations of $23,805,000 ($.10 per diluted common share).

For more information on the Company’s results of operations for 2009, please see the Company’s Form 10-Q for the nine months ended September 30, 2009, which was filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month		For the Nine Month
	Period Ended September 30,		Period Ended September 30,
	2009	2008	2009	2008

Revenues and other income	$280,801	$251,616	$815,467	$914,019

Net securities gains (losses)	$9,583	$(65,547)	$(20,251)	$(38,220)

Loss from continuing operations before income taxes and
income related to associated companies	$(32,062)	$(109,071)	$(244,074)	$(177,679)

Income taxes	1,680	(38,753)	6,503	(297,814)

Income (loss) from continuing operations before income
related to associated companies	(33,742)	(70,318)	(250,577)	120,135

Income related to associated companies, net of taxes	379,517	159,666	867,203	60,050

Income from continuing operations	345,775	89,348	616,626	180,185

Income from discontinued operations, net of taxes	23,805	–	23,805	–

Net income	369,580	89,348	640,431	180,185

Net loss attributable to the noncontrolling interest	619	114	784	231

Net income attributable to Leucadia National Corporation
common shareholders	$370,199	$89,462	$641,215	$180,416

Basic earnings per common share attributable to
Leucadia National Corporation common shareholders:
Income from continuing operations	$1.42	$.38	$2.56	$.79
Income from discontinued operations	.10	–	.10	–
Net income	$1.52	$.38	$2.66	$.79

Number of shares in calculation	243,238	232,849	240,913	228,723

Diluted earnings per common share attributable to
Leucadia National Corporation common shareholders:
Income from continuing operations	$1.40	$.37	$2.51	$.76
Income from discontinued operations	.10	–	.10	–
Net income	$1.50	$.37	$2.61	$.76

Number of shares in calculation	247,711	249,452	247,946	245,499